AMENDMENT NO. 4 TO

EMPLOYMENT AGREEMENT

This Amendment No. 4 to Employment Agreement (this “Fourth Amendment”), by and among Conrad Industries, Inc., a Delaware corporation, Conrad Shipyard, L.L.C., a Louisiana limited liability company (together, the “Company”), and John P. Conrad, Jr. (“Executive”) is hereby entered into effective as of March 1, 2004.

W I T N E S S E T H:

WHEREAS, the Company and Executive have entered into that certain Employment Agreement, dated as of March 31, 1998, as amended by Amendment No. 1 thereto, dated as of March 31, 2001, and Amendment No. 2 thereto, dated as of March 31, 2002, and Amendment No. 3 thereto effective as of September 15, 2003 (as amended, the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to further amend the Employment Agreement as set forth herein;

NOW, THEREFORE, for and in consideration of the continued employment of Executive by the Company and the payment of salary and other compensation to Executive by the Company, the parties hereto agree as follows:

Section 1. Except as expressly amended hereby, all of the terms and provisions of the Employment Agreement shall remain in full force and effect. Capitalized terms used herein, unless otherwise defined herein, shall have the meaning given to them in the Employment Agreement.

Section 2. The first sentence of paragraph 2(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

The base salary payable to Executive during the term shall be $100,000 per year, payable in accordance with the Company’s payroll procedures for executives, but not less frequently than monthly.

Section 3. Executive acknowledges that subsequent to the execution of the Employment Agreement, Louisiana Revised Statutes 23:921 was amended to overrule the decision of the Louisiana Supreme Court in SWAT 24 Shreveport Bossier, Inc. v. Bond and related cases to provide that a person who becomes employed by a competing business may be deemed to be “carrying on or engaged in” that business regardless of whether that person is an owner or equity interest holder of that business. It is the intent of Executive and the Company that if Executive becomes employed by a competing business, he shall be considered to be carrying on or engaged in that business for purposes of this Agreement and that the noncompetition provisions of this Agreement be enforced to the fullest extent permitted under such statute as so amended.

Section 4. Pursuant to the provisions of Section 4 of the Employment Agreement, the Company and Executive hereby mutually agree to extend the term of the Employment Agreement to December 31, 2005, such extended term to constitute an “Extended Term” as defined in the Employment Agreement, as amended hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and signed as of the date indicated above.

CONRAD INDUSTRIES, INC.

By:	/s/ MICHAEL J. HARRIS

Michael J. Harris
Chairman, Compensation Committee of the
Board of Directors of Conrad Industries, Inc.

CONRAD SHIPYARD, L.L.C.

By:	/s/ KENNETH G. MYERS, JR.

Kenneth G. Myers, Jr.
President

EXECUTIVE

/s/ JOHN P. CONRAD, JR.

John P. Conrad, Jr.